UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 16, 2008

HONG KONG HIGHPOWER TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52103	20-4062622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, China
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-89686238

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 16, 2008, the management of Hong Kong Highpower Technology, Inc. (the “Company”) determined that the Company’s financial statements for the three and six months ended June 30, 2007 and 2006, the three and nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004 should no longer be relied upon due to various accounting errors in such financial statements. The Company’s restated financial statements for the three and nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004 are included in its Amendment No. 1 to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission (the “SEC”) on January 28, 2008.

In connection with the restatement, the Company adjusted reorganization cost previously accounted as paid-in capital to fees and costs related to reorganization. Because of these corrections, various income tax calculations were also revised, which affected net income and also caused reclassifications to cash flows. The Company also adjusted its weighted average shares outstanding used in its earnings per calculation to reflect its actual shares outstanding under U.S. generally accepted accounting principles. Additionally, the Company reclassified sales by adjusting the revenues from the sale of second-class batteries and sale of waste material from other income to sales and cost of goods sold respectively.

The management of the Company has discussed with the Company’s independent registered public accounting firm the matters disclosed in this Item

The Company intends to amend its Quarterly Report on Form 10-Q for the period ended September 30, 2007 filed with the SEC on November 19, 2007, and the Current Report on Form 8-K , which includes the years ended December 31, 2006, 2005 and 2004 and the three and six months ended June 30, 2007 and 2006, filed with the SEC on November 5, 2007, as a result of the restatement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hong Kong Highpower Technology, Inc.

Dated: January 29, 2008	/s/ Dang Yu Pan
By: Dang Yu Pan
Its: Chairman of the Board and Chief Executive Officer